Exhibit 99.1

For Immediate Release

Editorial Contacts:
Joe Greenhalgh, Vice President, Investor Relations – USA (510) 713-4430
Nancy Morrison, Vice President, Corporate Communications – USA (510) 713-4948
Laura Scorza, Public Relations Manager – Europe +41-(0) 21-863-5336

Logitech Announces Fourth Quarter and Full-Year Financial Results for FY 2010

Company Delivers 29% Revenue Growth in Q4

FREMONT, Calif., April 28, 2010 and ROMANEL-SUR-MORGES, Switzerland, April 29, 2010 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced financial results for the fourth quarter and full year of Fiscal Year 2010.

Sales for Q4 FY 2010 were $525 million, up 29 percent from $408 million in the same quarter last year. Excluding the favorable impact of exchange rate changes, sales increased by 25 percent. Operating income was $28 million, compared to an operating loss of $43 million in the same quarter a year ago. Net income for Q4 was $24 million ($0.14 per share) compared to a net loss one year ago of $35 million ($0.20 per share). Gross margin for Q4 FY 2010 was 35.8 percent, up from 25.0 percent in Q4 FY 2009.

Logitech’s retail sales for the fourth quarter of FY 2010 grew by 27 percent year over year, with sales up by 54 percent in the Americas, 15 percent in EMEA, and 10 percent in Asia. OEM sales grew by 1 percent.

“After a challenging start to the year, we ended Fiscal Year 2010 with very strong sales and gross margin performance,” said Gerald P. Quindlen, Logitech president and chief executive officer. “I’m very pleased that in Q4 we delivered strong sell-through growth and achieved double-digit sales growth in our three retail regions, as well as double-digit sales growth across all of our retail product categories. And we delivered our highest Q4 gross margin ever.

“As we begin FY 2011, our focus shifts from emerging stronger from the downturn to returning to driving strong top-line and profitability growth by executing on our long-term strategy. We enter the new fiscal year with an improving economic outlook, a strong balance sheet and accelerating sales momentum in all retail sales regions. We’re well positioned for growth across our product portfolio. Most notably, we see continued strong double-digit sales growth in the digital home with our line of Harmony remotes, which now includes innovative new models at lower price points for a broader range of households. We also expect accelerating sales growth in FY 11 from our LifeSize video communications division, which in Q4 had its highest billings ever.”

Full-Year Financial Results
For the full fiscal year, sales were $2.0 billion, down from $2.2 billion in FY 2009. Operating income was $78 million, down from $110 million a year ago. Net income was $65 million ($0.36 per share), compared to $107 million ($0.59 per share) in the prior year. Gross margin for FY 2010 was 31.9 percent compared to 31.3 percent in FY 2009.

Outlook
For Fiscal Year 2011, ending March 31, 2011, Logitech targets sales of approximately $2.3 billion and gross margin of approximately 34 percent. The Company expects operating income to approximately double year over year. The tax rate for FY 2011 is expected to be approximately 18 percent.

For the first quarter of Fiscal Year 2011, ending June 30, 2010, Logitech targets sales in the range of $450 million to $465 million and gross margin of approximately 34 percent. The Company expects operating income for Q1 FY 2011 to be approximately $5 million.

Earnings Teleconference and Webcast
Logitech will hold an earnings teleconference on Thursday, April 29, 2010 at 8:30 a.m. Eastern Daylight Time and 14:30 Central European Summer Time. A live webcast of the call, along with presentation slides, will be available on the Logitech corporate Web site at http://ir.logitech.com.

About Logitech

Logitech is a world leader in personal peripherals, driving innovation in PC navigation, Internet communications, digital music, home-entertainment control, gaming and wireless devices. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).
# # #
This press release contains forward-looking statements, including the statements regarding anticipated sales, operating income and gross margin for Q1 FY 2011, anticipated sales, operating income, gross margin and tax rate for FY 2011, returning to strong top-line and profitability growth, executing on our long-term strategy, being positioned for growth across our product portfolio, the rate of sales momentum in our retail sales regions and for our LifeSize video communications division, and anticipated strong double-digit sales growth in Harmony remotes. The forward-looking statements in this release involve risks and uncertainties that could cause Logitech’s actual results to differ materially from that anticipated in these forward-looking statements. Factors that could cause actual results to differ materially include: our inability to predict the timing and strength of the improvement in our business, operating results and financial condition; the demand of our customers and our consumers for our products and our ability to accurately forecast it; consumer reaction to our new products; the effect of pricing, product, marketing and other initiatives by our competitors, and our reaction to them, on our sales, gross margins and profitability; if we fail to take advantage of long-term trends in the consumer electronics and personal computers industries; if we fail to successfully innovate in our current and emerging product categories and identify new feature or product opportunities; the sales mix among our lower- and higher-margin products and our geographic sales mix; if we fail to execute upon our long-term strategic plans and opportunities; our product introductions and marketing activities not resulting in the product or category growth we expect, or when we expect it; the retention of employees of LifeSize and the ability of Logitech to successfully integrate LifeSize’s market opportunities, technology, personnel and operations and to achieve anticipated results; competition in the video conferencing and communications industry, including from companies with significantly greater resources, sales and marketing organizations, installed base and name recognition; as well as those additional factors set forth in Logitech’s periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, and our subsequent Quarterly Reports on Form 10-Q available at www.sec.gov. Logitech does not undertake to update any forward-looking statements.

Logitech, the Logitech logo, and other Logitech marks are registered in Switzerland and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s Web site at www.logitech.com.

(LOGI – IR)

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Quarter Ended March 31,
CONSOLIDATED STATEMENTS OF OPERATIONS	2010	2009

Net sales	$525,444	$407,948
Cost of goods sold	337,122	305,864
Gross profit	188,322	102,084
% of net sales	35.8%	25.0%

Operating expenses:
Marketing and selling	89,693	71,101
Research and development	39,697	29,744
General and administrative	30,943	23,901
Restructuring charges	290	20,547
Total operating expenses	160,623	145,293

Operating income (loss)	27,699	(43,209)

Interest income, net	475	1,089
Other income, net	723	702

Income (loss) before income taxes	28,897	(41,418)
Provision (benefit) for income taxes	4,404	(6,340)

Net income (loss)	$24,493	$(35,078)

Shares used to compute net income per share:
Basic	175,738	179,065
Diluted	177,967	179,065
Net income (loss) per share:
Basic	$0.14	$(0.20)
Diluted	$0.14	$(0.20)

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Twelve Months Ended March 31,
CONSOLIDATED STATEMENTS OF OPERATIONS	2010	2009

Net sales	$1,966,748	$2,208,832
Cost of goods sold	1,339,852	1,517,606
Gross profit	626,896	691,226
% of net sales	31.9%	31.3%

Operating expenses:
Marketing and selling	304,788	319,167
Research and development	135,813	128,755
General and administrative	106,147	113,103
Restructuring charges	1,784	20,547
Total operating expenses	548,532	581,572

Operating income	78,364	109,654

Interest income, net	2,120	8,628
Other income, net	3,139	8,511

Income before income taxes	83,623	126,793
Provision for income taxes	18,666	19,761

Net income	$64,957	$107,032

Shares used to compute net income per share:
Basic	177,279	178,811
Diluted	179,340	182,911
Net income per share:
Basic	$0.37	$0.60
Diluted	$0.36	$0.59

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

CONSOLIDATED BALANCE SHEETS	March 31, 2010	March 31, 2009

Current assets
Cash and cash equivalents	$319,944	$492,759
Short term investments	-	1,637
Accounts receivable	195,247	213,929
Inventories	219,593	233,467
Other current assets	58,877	56,884
Total current assets	793,661	998,676
Property, plant and equipment	91,229	104,132
Intangible assets
Goodwill	553,462	242,909
Other intangible assets	95,396	32,109
Other assets	65,930	43,704
Total assets	$1,599,678	$1,421,530

Current liabilities
Accounts payable	$257,955	$157,798
Accrued liabilities	182,336	131,496
Total current liabilities	440,291	289,294
Other liabilities	159,672	134,528
Total liabilities	599,963	423,822

Shareholders' equity	999,715	997,708

Total liabilities and shareholders' equity	$1,599,678	$1,421,530

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

	Twelve Months Ended March 31,
CONSOLIDATED STATEMENTS OF CASH FLOWS	2010	2009

Cash flows from operating activities:
Net income	$64,957	$107,032
Non-cash items included in net income:
Depreciation	56,380	44,021
Amortization of other intangible assets	14,515	8,166
Share-based compensation expense related to options,
restricted stock units and purchase rights	25,807	24,503
Write-down of investments	643	2,727
Excess tax benefits from share-based compensation	(2,814)	(6,592)
Loss (gain) on cash surrender value of life insurance policies	(1,223)	2,868
In-process research and development	-	1,000
Deferred income taxes and other	(18,458)	(10,387)
Changes in assets and liabilities:
Accounts receivable	28,489	152,496
Inventories	30,942	(9,078)
Other assets	15,601	14,615
Accounts payable	94,155	(123,802)
Accrued liabilities	56,265	(6,982)
Net cash provided by operating activities	365,259	200,587

Cash flows from investing activities:
Purchases of property, plant and equipment	(39,834)	(48,263)
Proceeds from cash surrender of life insurance policies	813	-
Acquisitions and investments, net of cash acquired	(388,809)	(64,430)
Premiums paid on cash surrender value life insurance policies	-	(427)
Net cash used in investing activities	(427,830)	(113,120)

Cash flows from financing activities:
Repayments of debt	(13,630)	-
Purchases of treasury shares	(126,301)	(78,870)
Proceeds from sale of shares upon exercise of options and purchase rights	28,917	31,119
Excess tax benefits from share-based compensation	2,814	6,592
Net cash used in financing activities	(108,200)	(41,159)

Effect of exchange rate changes on cash and cash equivalents	(2,044)	(35,901)
Net increase (decrease) in cash and cash equivalents	(172,815)	10,407
Cash and cash equivalents at beginning of period	492,759	482,352
Cash and cash equivalents at end of period	$319,944	$492,759

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Quarter Ended		Twelve Months Ended
	March 31,		March 31,
SUPPLEMENTAL FINANCIAL INFORMATION	2010	2009	2010	2009

Depreciation	$14,528	$10,171	$56,380	$44,021
Amortization of other acquisition-related intangibles	6,913	2,358	$14,515	$8,166
Operating income (loss)	27,699	(43,209)	78,364	109,654
Operating income (loss) before depreciation and amortization	49,140	(30,680)	149,259	161,841
Capital expenditures	13,396	9,632	39,834	48,263

Net sales by channel:
Retail	$454,426	$358,421	$1,745,152	$1,887,343
OEM	50,127	49,527	198,364	321,489
LifeSize	20,891	-	23,232	-
Total net sales	$525,444	$407,948	$1,966,748	$2,208,832

Net retail sales by product family:
Retail - Pointing Devices	$140,687	$106,271	$528,236	$579,775
Retail - Keyboards & Desktops	86,499	72,485	329,038	384,809
Retail - Audio	113,894	92,901	454,957	445,362
Retail - Video	59,943	49,707	228,344	248,339
Retail - Gaming	25,594	19,404	107,595	127,052
Retail - Remotes	27,809	17,653	96,982	102,006
Total net retail sales	$454,426	$358,421	$1,745,152	$1,887,343

	Quarter Ended		Twelve Months Ended
Share-based Compensation Expense for Employee Stock	March 31,		March 31,
Options, Restricted Stock Units and Employee Stock Purchases	2010	2009	2010	2009

Cost of goods sold	$938	$875	$3,073	$3,163
Marketing and selling	3,270	2,081	9,201	7,989
Research and development	1,854	1,222	4,902	4,488
General and administration	2,496	2,373	8,631	8,863
Income tax expense (benefit)	(1,611)	1,482	(5,768)	(3,102)
Total share-based compensation expense after income taxes	$6,947	$8,033	$20,039	$21,401

Share-based compensation expense for employee stock options,
restricted stock units, employee stock purchases, net of tax, per share (diluted)	$0.04	$0.04	$0.11	$0.12

Constant Currency
The total Logitech net sales figure for Q4 FY 2010 excluding the impact of exchange rate changes is a non-GAAP financial measure. It is calculated by translating prior period local currency results at the current period's average exchange rates.